SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 04/30/2003
FILE NUMBER 811-6463
SERIES NO.: 10


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                   18,865
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                    5,924
              Class C                    1,779
              Class R                       25


74V.     1.   Net asset value per share (to nearest cent)
              Class A                 $16.34
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                 $15.74
              Class C                 $15.75
              Class R                 $16.31